UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 28, 2007

Red Mile Entertainment, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-50814 (Commission File Number)	20-4441647 (IRS Employer Identification Number)

4000 Bridgeway, Suite 101
Sausilito, CA 94965
(Address of principal executive offices) (Zip Code)

(415) 339-4240
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

|_|	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
|_|	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
|_|	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
|_|	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 - Departure of Directors or Certain Officers; Election of Directors;
       Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 28, 2007, Red Mile Entertainment, Inc., a Delaware corporation (the “Company”), announced that Mr. Glenn Wong has been appointed President and Chief Operating Officer of the Company effective immediately.

Mr. Wong was formerly the Executive Vice President of Operations of the Company. He held that position since December 4, 2006.

Prior to joining the Company, beginning in 1998, Mr. Wong was President and General Manager of Electronic Arts Canada, the world’s largest video game software development studio. During his tenure, this studio dramatically grew its revenue base and tripled to over 700 employees. Mr. Wong was also Senior Vice President of Electronic Arts Inc., the dominant player in the interactive electronic entertainment landscape with nearly $3 billion in revenue as of fiscal 2006. At Electronic Arts, Mr. Wong oversaw the development of several top video game franchises including FIFA, NHL, Need for Speed and NBA Live.

Mr. Wong received a bachelor’s degree in Commerce and Business Administration from the University of British Columbia, Canada.

Mr. Wong has no family relationships with any directors or officers of the Company. Beginning in December 8, 2005, Mr. Wong provided advisory services to the Company’s Board of Directors through December 2006, and in connection therewith received a grant of 8,333 options to purchase 8,333 shares of the Company’s common stock at $.66 per share. Mr. Wong received a grant of 50,000 options to purchase 50,000 shares of the Company’s common stock at $3.30 per share in connection with his appointment as the Company’s Executive Vice President of Operations of the Company.
Item 8.01 - Other Events (Issuances of Press Release)

   A press release in regard to the above was issued on February 28, 2007 and is attached hereto as Exhibit 99.1.

Item 9.01        Exhibits.

(d)          EXHIBITS - The following exhibit is filed as part of this report:

Exhibit No.	Description
99.1	Press Release issued by Red Mile Entertainment, Inc. dated February 28, 2007

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

                                      RED MILE ENTERTAINMENT, INC.

Dated: March 2, 2007    By: /s/  Chester Aldridge  .
Chester Aldridge, CEO